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                                                                   EXHIBIT 23(A)


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Kemper Investors Life Insurance Company:


The audits referred to in our report dated March 15, 1996, included the related financial statement schedule for the year ended December 31, 1995 included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



Our report refers to changes in the method of accounting for investment securities in 1994, and impairment of loans receivable and income taxes in 1993.



We consent to the use of our reports included herein and to the references to our firm under the heading "Experts" in the Prospectus, and under the headings "Services to the Separate Account" and "Experts" in the Statement of Additional Information.


                                            KPMG PEAT MARWICK LLP
Chicago, Illinois

April 24, 1996